Exhibit 10.2

Synposis of Agreement between Shanghai Sunplus Communication Technology Co., Ltd. And Huizhou Liyin Electronics Co., Ltd. – Fujian QiaoXing Industry Co., Ltd.

Date of Agreement:

December 31, 2008

Parties to Agreement:

Seller:	Shanghai Sunplus Communication Technology Co., Ltd., a 95% Chinese subsidiary of T-Bay Holdings, Inc. (“Sunplus”)

Purchaser:	Huizhou Liyin Electronics Co., Ltd. (“Huizhou”)

Terms:

Sunplus is selling 80% interest of its subsidiary Fujian QiaoXing Industry Co., Ltd. to Huizhou at a price of RMB84,000,000, with an initial payment of RMB2,000,000 to be paid within two days of the date of the agreement and the remaining balance of RMB82,000,000 to be paid within three months of the completion of the transaction.  The transaction is expected to be completed by March 2009.